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                                                                     EXHIBIT 5.1


                                  June 2, 1997



Physicians Resource Group, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1540
Dallas, TX  75240


     Re:  Registration Statement on Form S-3 of Physicians Resource Group, Inc.



Gentlemen:


     We are acting as counsel for Physicians Resource Group, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offer and sale of up to $125,000,000 of 6% Convertible Subordinated Debentures due 2001 (the "Debentures"), the shares of the Company's Common Stock, par value $.01 per share, issuable on conversion thereof (the "Conversion Shares"), and an additional 418,851 shares of Common Stock (the "Additional Shares"), to be sold from time to time by the selling securityholders listed in a Registration Statement on Forms S-1, which we understand is expected to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof (as amended, the "Registration Statement").


     In reaching the conclusions expressed in this opinion we have examined and relied on such documents, corporate records and other instruments, including the Indenture (the "Indenture") dated as of December 11, 1996 between the Company and U.S. Trust Company of New York, N.A. as trustee relating to the Debentures, certificates of public officials and certificates of officers of the Company, and made such further investigation and inquiry as we have deemed necessary to reach the opinions expressed herein. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.
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     Based solely upon the foregoing, subject to the comments and exceptions hereinafter stated, it is our opinion that:


     1. The Debentures have been validly issued and constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as such enforcement is subject to (i) any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


     2. The Conversion Shares have been duly authorized and reserved for issuance on conversion of the Debentures and when certificates representing the Conversion Shares have been duly executed, countersigned, registered and delivered in accordance with the terms of the Debentures and the Indenture on conversion of the Debentures, the Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable.


     3. The Additional Shares are, and when sold by the selling securityholders will be, validly issued, fully paid and nonassessable.


     We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.


     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption "Legal Matters." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


     Very truly yours,



     /s/ Jackson & Walker, L.L.P.